Exhibit 99.1

CorEnergy Announces Acquisition of Crimson’s California Pipeline Assets

Consideration Includes Sale of Grand Isle Gathering System

KANSAS CITY, MO –February 4, 2021 - CorEnergy Infrastructure Trust, Inc. ("CorEnergy" or the "Company") today announced the acquisition (the “Transaction”) of Crimson Midstream Holdings, LLC (“Crimson”), a California Public Utilities Commission (CPUC) regulated crude oil pipeline owner and operator, for consideration valued at approximately $350 million. The acquired assets include four critical infrastructure pipeline systems spanning approximately 1,800 miles across northern, central and southern California, connecting desirable native California crude production to in-state refineries producing state-mandated specialized fuel blends, among other products.

The acquisition was funded with a combination of cash on hand, commitments to issue, as described below, approximately $119.4 million of new common and preferred equity, contribution of the Grand Isle Gathering System (GIGS) to the sellers and $105.0 million in new term and revolver borrowings. The acquired assets qualify for REIT treatment under established IRS regulations and CorEnergy’s Private Letter Ruling (PLR).

Crimson Transaction Highlights and Outlook

●	Results in ownership of six pipeline systems in three markets serving diversified, creditworthy shippers

●	Enhances CorEnergy’s reliance on regulated contractual revenue sources

●	Crimson’s asset base and operating expertise facilitate greater potential for strategic acquisitions in the future

●	Expected run rate combined EBITDA of $50-$52 million on an annualized basis in beginning in Q2 2021[1]

●	Total leverage at closing of approximately 4.4x expected EBITDA; senior secured leverage of 2.1x

●	Will use cash flow to further de-leverage to a target of < 4.0x to create financial flexibility and reduce risk

●
Incremental cash flow generated by acquisition will cover an initial $.20 annualized common stock dividend[2] increasing to a target of $.35 - $.40 upon a return to pre-COVID market conditions in California, with near term commercial opportunities providing upside

Following the transaction, Dave Schulte will remain Chairman, CEO and President of CorEnergy. John Grier, founder and Board Chairman of Crimson Midstream, LLC, will become Chief Operating Officer and join the Board of Directors of CorEnergy. Additional members of Crimson’s executive and operating teams joining CorEnergy, include Robert Waldron, Chief Financial Officer at Crimson Midstream, who will become CFO of CorEnergy and Larry Alexander, President of Crimson California’s operations.

Commented Dave Schulte, “The acquisition of Crimson diversifies CORR’s critical infrastructure portfolio with four new pipeline networks and positions CorEnergy as an owner/operator of utility-like assets in line with expectations for our industry leading REIT qualifying platform.  John and his team operate safely and reliably in a highly regulated market, and we plan to leverage their expertise to continue to grow our newly combined company.  Additionally, we are exchanging CorEnergy’s

1 2021 EBITDA will be reconciled to GAAP metrics in periodic reports
2 Common stock dividends are subject to approval by the board of directors single-tenant GIGS asset for long-lived critical infrastructure pipeline systems used by a diverse group of investment-grade rated customers.”

“Our combined ability to pursue additional opportunities leveraging Crimson’s oil market relationships together with CorEnergy’s natural gas transmission assets establishes a diversified foundation for future acquisition consideration,” said John Grier. “The Crimson pipeline networks connect multi-billion dollar refining complexes to low declining fields producing desirable native grades of California crude oil, which is required for blended energy products satisfying state environmental standards. We are confident that Crimson’s total system volumes will increase from current levels as both consumers and producers return to pre-COVID-19 activity levels.  In addition, we believe that there are commercial growth opportunities in California that could provide additional contributions to cash flow including opportunities to leverage Crimson’s leading position in the market and extensive real property ownership for renewable fuel storage and distribution, carbon capture potential, and the shift to lower carbon power sourcing.”

Internalization of Manager

CorEnergy has also agreed to internalize (the “Internalization”) its REIT manager, Corridor InfraTrust Management, LLC (the “Manager”), for consideration of $16.9 million. As a result of the Internalization, CorEnergy anticipates that the pro forma management fees of approximately $5.5 million will be replaced with an estimated $3.4 million annualized SG&A expenses in 2021.

The Internalization was negotiated and approved by a special committee of CorEnergy’s Board of Directors comprised entirely of independent directors (the “Special Committee”). The Internalization will result in the direct employment of the Manager’s existing management team and certain other employees. The Internalization is subject to stockholder approval in compliance with NYSE rules and other customary closing conditions and is expected to close in the second quarter of 2021.  Evercore Inc. acted as financial advisor to the independent Special Committee and issued a fairness opinion in connection with the Internalization.

Internalization Highlights

●	Increases equity ownership of the key executives, which further aligns the interests of those executives with those of CorEnergy’s stockholders

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Expected cost savings of approximately $2 million annualized in 2021 with additional cost savings as CorEnergy continues to grow through elimination of the existing asset-based management fee and dividend growth incentive fee

●	Results in more transparent corporate structure and governance

“With the expansion of our assets and increased scale of our operating businesses, we believe it is appropriate to change the external manager structure, which enabled us to launch CORR in 2012,” said Dave Schulte.  “The combined management team’s equity ownership enhances our alignment with our stockholders’ interest in the success of CorEnergy delivering dividend stability and long-term growth prospects.”

Crimson Transaction and Internalization Details

The Transaction is valued at $350.0 million, with CorEnergy’s consideration comprised of $75.6 million of cash on hand, $105.0 million in new term loan and revolver borrowings, contribution of the Grand Isle Gathering System (GIGS) to the sellers, $119.4 million of commitments to issue common and preferred equity.

Grier will initially receive new equity units in Crimson in connection with the Transaction, and those units will become convertible into CorEnergy common and preferred stock as described below. The conversion of the Crimson units to CorEnergy securities is contingent on obtaining CPUC approval, which is expected to occur in the third quarter of 2021.  At that time, certain Crimson units held by Grier are expected to be transferred to other individuals currently managing Crimson.  Additionally, Crimson units exchangeable for CorEnergy preferred stock only become convertible into CorEnergy common stock if existing CorEnergy stockholders approve such conversion into common stock in accordance with NYSE rules.

Assuming conversion of all Crimson units to CorEnergy securities and approval of CORR stockholders, Grier, other Crimson managers, and owners of the Manager will own approximately 49% of CorEnergy’s common stock and Class B common stock. The Class B common stock dividend will be subordinated to CorEnergy’s currently outstanding common stock, until pre-determined performance milestones for dividend stability and growth are achieved.

Conference Call

The Company will host a conference call to discuss the Transaction on Friday, February 5, 2021 at 10:00 a.m. Eastern Time. To join the call, please dial +1-201-689-8035 at least five minutes prior to the scheduled start time. The call will also be webcast in a listen-only format. A link to the webcast will be accessible at corenergy.reit. Additionally, the Company has filed a Form 8-K and provided an investor deck for the conference call, both available online at corenergy.reit.

A replay of the call will be available until 1:00 p.m. Central Time on March 7, by dialing +1-919-882-2331. The Conference ID is 39878. A webcast replay of the conference call will also be available on the Company’s website, corenergy.reit.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) is a real estate investment trust that owns and operates or leases regulated natural gas transmission and distribution and crude oil gathering, storage and transmission pipelines and associated rights-of-way.  For more information, please visit corenergy.reit.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, among others, failure to realize the anticipated benefits of the Transaction or Internalization; the risk that CPUC approval is not obtained, is delayed or is subject to unanticipated conditions that could adversely affect CorEnergy or the expected benefits of the Transaction, risks related to the uncertainty of the projected financial information with respect to Crimson, the failure to receive the required approvals by existing CorEnergy stockholders; the risk that a condition to the closing of the Internalization may not be satisfied, CorEnergy’s ability to consummate the Internalization, and those factors discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of

CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and that may be different from non-GAAP financial measures used by other companies. CorEnergy believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating the Transaction. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, including EBITDA, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Additional Information and Where to Find It

The issuance of CorEnergy common stock upon conversion of CorEnergy preferred stock in connection with the Transaction as described above (the “Stock Issuance”) and the Internalization will be submitted to the stockholders of CorEnergy for their consideration. In connection with the Stock Issuance and Internalization, CorEnergy intends to file a proxy statement and other documents with the SEC. INVESTORS AND CORENERGY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) REGARDING THE STOCK ISSUANCE AND INTERNALIZATION AND OTHER DOCUMENTS RELATING TO THE TRANSACTIONS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCK ISSUANCE AND INTERNALIZATION. The proxy statement and other relevant documents (when they become available), and any other documents filed by CorEnergy with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by CorEnergy through its website at corenergy.reit. The information on CorEnergy’s website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also request them in writing, by telephone or via the Internet at:

CorEnergy Infrastructure Trust, Inc.
Investor Relations
877-699-CORR (2677)
info@corenergy.reit

Participants in the Solicitation

CorEnergy, the Manager and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from CorEnergy’s stockholders in respect of the Stock Issuance and Internalization. Information about CorEnergy’s directors and executive officers is available in CorEnergy’s definitive proxy statement, prepared in connection with CorEnergy’s 2020 annual meeting of stockholders and will be set forth in the proxy statement in respect of the Stock Issuance and Internalization when it is filed with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from CorEnergy’s stockholders in connection with the Internalization, including a description of their direct or indirect interests, by security holdings or otherwise, in CorEnergy will be set forth in the proxy statement in respect of the Stock Issuance and Internalization when it is filed with the SEC. You can obtain free copies of these documents, which are filed with the SEC, from CorEnergy using the contact information above.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc